Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces Second Quarter 2006 Results

Linthicum Heights, Maryland, July 26, 2006 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported financial results for the quarter ended June 30, 2006.

HIGHLIGHTS

•	Coal sales revenues increased to $359.2 million, an improvement of 11 percent over 2005’s second quarter.

•	Net income for the quarter was $22.0 million, or $0.46 per diluted share, compared to $20.2 million, or $0.44 per diluted share a year ago, an improvement of 9 percent and 5 percent, respectively.

•	Quarterly adjusted EBITDA improved to $86.6 million, a 15 percent increase over the second quarter of 2005.

•	Coal shipments increased by 16 percent, reflecting record quarterly output from mines in Wyoming and Pennsylvania.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Q2 2006	Q2 2005	Improvement (%)
Coal Sales Revenues	$359.2	$324.5	11%
Coal Shipments (MM Tons)	18.6	16.1	16%
Net Income	$22.0	$20.2	9%
Earnings per Diluted Share	$0.46	$0.44	5%
Adjusted EBITDA	$86.6	$75.4	15%

NOTE: Please see EBITDA reconciliation table included as an exhibit to this release.

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Foundation Coal Announces	Page 2
Second Quarter 2006 Results

“Foundation Coal delivered solid results in the second quarter, primarily on the strength of exceptional performance from our large, state-of-the-art operations in Wyoming and Pennsylvania,” said Foundation chairman and chief executive officer, James F. Roberts. “Strong results at those operations were somewhat offset by lower coal quality premiums primarily resulting from lower than expected sulfur dioxide allowance prices and operational challenges we have been encountering at our Wabash Mine in Illinois, where we recently commenced a recapitalization project.” Roberts also noted, “We have taken measures to partially mitigate these challenges by hiring additional workers in the second half of 2006, and we expect to resolve the issues with the completion of a new slope and overland conveyor system in 2007.”

FINANCIAL RESULTS

Period to Period Comparisons

Second quarter coal sales revenues increased 11 percent over 2005 to $359.2 million as shipments increased 16 percent and average per ton sales realizations decreased 4 percent. Quarterly shipments increased from the comparable quarter of 2005 in the Powder River Basin and Northern Appalachia. Lower average per ton sales realizations were primarily attributable to a higher percentage of Powder River Basin shipments compared to the prior year.

Shipments from the Powder River Basin were a record 12.3 million tons, an increase of 27 percent from second quarter 2005. Despite record shipments from both the Belle Ayr and Eagle Butte mines, the Wyoming business unit shipped approximately 0.2 million tons less than expected during the quarter because of continued railroad constraints on the Joint Line, which services Belle Ayr. The shortfall at Belle Ayr was 0.4 million tons, and although it was partly offset by stronger than expected shipments from Eagle Butte, the cost of the Belle Ayr shortfall was an estimated $2.0 million of lost EBITDA in the quarter.

In Northern Appalachia, coal production for the quarter increased by 22 percent as a result of continued strong operations and the absence of any longwall moves. At the same time, shipments, which were constrained by customer scheduling and a derailment at the end of June, increased by 3 percent over the corresponding quarter of 2005.

For the second consecutive quarter, shipments and production from the Wabash mine in Illinois trailed the comparable period of the prior year primarily as a result of lost production time associated with extensive aged underground infrastructure. As previously announced, the company has begun construction of a new slope and overland coal belt that will eliminate the underground infrastructure that is constraining Wabash’s operations. The new facilities are expected to be placed in service in late 2007. During the second quarter of 2006, Wabash’s EBITDA was $6.5 million less than the second quarter of last year, and for the six months it was $12.6 million less than the first six months of 2005.

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Foundation Coal Announces	Page 3
Second Quarter 2006 Results

Second quarter 2006 shipments from Central Appalachia were comparable to the prior year as increased shipments from the expanding Pax surface mine were offset by slight shipment declines from the company’s other West Virginia operations. However, Pax shipments were less than planned because of a delay in the startup of a new rail loadout, which became operational on July 17, 2006.

Second quarter average per ton realizations in the Powder River Basin increased 15 percent from the prior year primarily because of the roll off of lower priced sales contracts coupled with increased coal quality premiums. Second quarter average per ton sales realizations in Northern Appalachia were up 7 percent, despite an approximate 50 percent lower coal quality premiums on a per ton basis. Second quarter average per ton sales realizations in Central Appalachia were comparable between the two years.

During the second quarter of 2006, weighted average consolidated cost of coal sales per ton, after adjusting for the effect of an accounting change pertaining to overburden stripping costs and work-in-process inventories, decreased approximately 8 percent from the second quarter of 2005 mainly because of a higher proportion of total shipments from the low cost Powder River Basin.

In the second quarter of 2006, the price of sulfur dioxide (SO2) emissions allowances reflected in coal quality premiums averaged $726 per ton compared to $1,204 per ton in the first quarter of 2006. During 2006, the company expected a minimum value for SO2 emissions allowances of $850 per ton. The difference between $726 per ton and $850 per ton reduced second quarter 2006 EBITDA by approximately $1.7 million.

As a result of higher total revenues coupled with a lower effective book income tax rate, partly offset by increases in cost of coal sales, selling general and administrative expenses and reduced benefit from amortization of coal supply agreements, net income increased to $22.0 million in the second quarter of 2006 compared to $20.2 million in the second quarter of 2005. Diluted earnings per share for the second quarter increased to $0.46 compared to diluted earnings per share of $0.44 in the 2005 period.

The $1.8 million increase in second quarter 2006 net income compared to the prior year was achieved with $19.8 million less of pre-tax benefit from amortization of coal supply agreements. Credits to expense from amortization of coal supply agreements are a non-cash benefit to earnings that will decrease, as expected, year-over-year, as the coal supply agreements valued in purchase accounting are fulfilled.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”), improved by 15 percent to $86.6 million in the second quarter of 2006 from $75.4 million in 2005. Twelve month trailing (“LTM”) adjusted EBITDA increased to $342.8 million, maintaining the ratio of outstanding indebtedness to LTM adjusted EBITDA below 2 to 1.

For the six months ended June 30, 2006, coal sales revenues increased by 20 percent as shipments increased 11 percent and average realizations per ton increased 8 percent. Net income increased to $53.3 million from $39.1 million. Diluted earnings per share increased to $1.13 from $0.85. Adjusted EBITDA increased to $180.2 million from $147.0 million.

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Foundation Coal Announces	Page 4
Second Quarter 2006 Results

For the first half of 2006 compared to the comparable period of the prior year, weighted average consolidated cost of coal sales per ton after adjusting for the effect of an accounting change pertaining to overburden stripping costs and work in process inventories increased approximately 5 percent as increases in operating supplies, diesel fuel, tires, explosives, repairs, employee expenses plus percent of sales royalties and production taxes were spread over increased production and shipments.

Capital Structure

Capital expenditures of $34.8 million and shareholder dividends of $2.3 million for the second quarter of 2006 were funded from cash flows from continuing operations. Capital expenditures during the quarter included $9.4 million expended on expansion and efficiency improvement projects, including the next phase of expansion at the Belle Ayr mine, the construction of the new slope at Wabash, construction of a rail loading facility at the Pax surface mine, and modernization of the Emerald rail loading facility.

Available liquidity under the company’s existing revolving credit agreement was approximately $163 million at June 30, 2006. On July 7, the company closed on a refinancing of its senior secured credit facility which increases the size of its revolving credit facility by $150 million while providing increased flexibility and more favorable pricing on the term loan, revolver and letters of credit.

COMMERCIAL AND OPERATIONAL PERFORMANCE

“Despite the apparent softening in near-term market conditions, Foundation Coal’s sales team has been successful in continuing to lock in new business at favorable prices,” said Roberts. “In fact, since the time of our first quarter earnings announcement, we have negotiated new sales commitments across all of our business units at prices appreciably higher than prior year average realizations.” Roberts further indicated that compared to 2005 average realizations, sales prices for the nearly 10 million tons of new commitments to be shipped during the period 2006 through 2009 average 40 percent higher in the Powder River Basin, 17 percent higher in Northern Appalachia, 40 percent higher for Central Appalachia steam coal, and 57 percent higher for Central Appalachia metallurgical coal.

Additional highlights for the period include:

■	Record production and shipments from the company’s Powder River Basin and Northern Appalachia mines.

■	The commencement of an overland conveyor project to expand the Belle Ayr Mine by an additional five million tons per year by 2008.

■	The successful completion of a new rail loadout facility at the Pax Mine.

■	A 16 percent year-to-date improvement in the total incident rate, a measure of safety performance, across all Foundation mines compared to the first six months of 2005.

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Foundation Coal Announces	Page 5
Second Quarter 2006 Results

OUTLOOK

The Company is adjusting its full year guidance for adjusted EBITDA, net income and earnings per share as shown in the table below to take into consideration: (a) expected lower SO2 allowance prices, which are currently in the low $600s; (b) reduced production and higher costs at Wabash as compared to expectations when guidance was established; (c) non-cash accelerated amortization of deferred debt issuance costs to be recorded in the third quarter as a result of the Company’s secured senior debt refinancing, which by itself reduces diluted earnings per share by approximately $0.13; and (d) a lower expected effective book income tax rate. As previously disclosed, the company’s initial guidance for net income and adjusted EBITDA was based on a range of SO2 allowance prices between $850 per ton and $1,200 per ton.

The third quarter contains a longwall move at the Cumberland mine and vacation shutdown periods for all but the company’s Powder River Basin locations. There is a scheduled longwall move at the Emerald mine during the fourth quarter.

Guidance

($ in millions, except per-share amounts)

	2006	2007	2008	2009

Total Revenues	$1,420 – 1,500

Adjusted EBITDA	$340 – 370	—	—	—

Net Income	$87 – 108	—	—	—

Earnings per Diluted Share	$1.85 – 2.30	—	—	—

Capital Expenditures	$150 – 170	—	—	—

Coal Production (MM Tons)	70.5 – 74.5	70.5 – 74.5	75.5 – 79.5	75.5 – 79.5

West	49.0 – 51.0	49.0 – 51.0	54.0 – 56.0	54.0 – 56.0

East	21.5 – 23.5	21.5 – 23.5	21.5 – 23.5	21.5 – 23.5

Coal Shipments (MM Tons)	72.5 – 76.5	72.5 – 76.5	77.5 – 81.5	77.5 – 81.5

West	49.0 – 51.0	49.0 – 51.0	54.0 – 56.0	54.0 – 56.0

East	23.5 – 25.5	23.5 – 25.5	23.5 – 25.5	23.5 – 25.5

Committed and Priced (%) (1)	97%	87%	64%	44%

West	100%	95%	70%	56%

East	91%	70%	49%	16%

Note:     (1)   As of 7/17/06

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia, Illinois, and

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Foundation Coal Announces	Page 6
Second Quarter 2006 Results

Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss second quarter 2006 financials on Wednesday, July 26, 2006 at 10:00 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including

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Foundation Coal Announces	Page 7
Second Quarter 2006 Results

references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2005 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

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Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Tons sold	18.6	16.1	37.1	33.4

Revenues	$367.1	$329.5	$762.4	$635.0
Cost of coal sales	268.2	241.3	558.4	456.5
Selling, general & administrative expenses	14.1	9.2	26.7	20.8
Accretion on asset retirement obligations	2.2	2.0	4.1	4.1
Depreciation, depletion and amortization	48.2	52.7	92.5	107.5
Amortization of coal supply agreements	(3.3)	(23.1)	(9.4)	(46.5)

Income from operations	37.7	47.4	90.1	92.6
Interest income	0.8	0.2	1.2	0.4
Interest expense:
Interest	(11.5)	(11.2)	(22.9)	(22.2)
Amortization of deferred financing costs	(0.7)	(0.7)	(1.4)	(1.5)
Surety bond and letter of credit fees	(1.8)	(2.5)	(3.3)	(4.9)
Other income	—	—	—	—

Income before income taxes	24.5	33.2	63.7	64.4
Income tax (expense)	(2.5)	(13.0)	(10.4)	(25.3)

Net income	$22.0	$20.2	$53.3	$39.1

Earnings per common share:
Basic earnings per common share	$0.49	$0.45	$1.18	$0.88

Diluted earnings per common share	$0.46	$0.44	$1.13	$0.85

Weighted average shares outstanding:
Weighted average shares—basic	45.561	44.625	45.342	44.625
Weighted average shares—diluted	47.100	46.113	47.018	46.102

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Tons sold
Powder River Basin	12.3	9.7	24.3	20.9
Northern Appalachia	3.6	3.5	7.4	6.8
Central Appalachia	2.3	2.3	4.7	4.4
Illinois Basin & purchased coal	0.4	0.6	0.7	1.3

Total	18.6	16.1	37.1	33.4

Average realized price per ton sold
Powder River Basin	$8.46	$7.35	$8.51	$7.33
Northern Appalachia	37.86	35.45	39.02	34.48
Central Appalachia	46.79	47.24	49.03	44.66
Illinois Basin and purchased coal	31.14	33.08	32.34	32.38
Total	$19.33	$20.10	$20.12	$18.70

Revenue summary
Powder River Basin	$104.4	$71.5	$207.1	$153.5
Northern Appalachia	137.2	122.8	287.2	235.5
Central Appalachia	107.7	108.0	228.5	193.9
Illinois Basin and purchased coal	9.9	22.2	24.0	41.6

Total coal sales	359.2	324.5	746.8	624.5
Other revenues	7.9	5.0	15.6	10.5

Total revenues	367.1	329.5	762.4	635.0
Cost of coal sales	268.2	241.3	558.4	456.5
Selling, general and administrative expense	14.1	9.2	26.7	20.8
Accretion on asset retirement obligations	2.2	2.0	4.1	4.1

EBITDA	82.6	77.0	173.2	153.6
Depreciation, depletion and amortization	48.2	52.7	92.5	107.5
Amortization of coal supply agreements (credit)	(3.3)	(23.1)	(9.4)	(46.5)

Income from operations	$37.7	$47.4	$90.1	$92.6

Capital expenditures	$34.8	$28.6	$74.8	$65.1
Cash flow provided by operating activities	$47.2	$53.2	$112.8	$65.1
Adjusted EBITDA from Credit Agreement	$86.6	$75.4	$180.2	$147.0
Last Twelve Months Adjusted EBITDA from Credit Agreement	$342.8	$213.1	$342.8	$213.1
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	23.6%	22.9%	23.6%	23.1%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	June 30, 2006	December 31, 2005
	(Unaudited)
Cash & Cash Equivalents	$72.0	$22.4
Trade Accounts Receivable	122.2	110.1
Inventories, Net	45.5	96.9
Other Current Assets	26.7	30.3

Total Current Assets	266.4	259.7
Property Plant & Equipment, Net	1,654.5	1,666.1
Coal Supply Agreements , Net	43.5	53.1
Other Noncurrent Assets	27.3	29.2

Total Assets	$1,991.7	$2,008.1

Current Portion of Term Loan	$—	$—
Accounts Payable and Accruals	209.1	217.4

Total Current Liabilities	209.1	217.4
Long-Term Debt	635.0	635.0
Noncurrent Coal Supply Agreements, Net	40.0	59.0
Deferred Income Taxes	37.1	67.6
Other Long-Term Liabilities	704.5	689.8

Total Liabilities	1,625.7	1,668.8

Stockholders’ Equity	366.0	339.3

Total Liabilities and Stockholders’ Equity	$1,991.7	$2,008.1

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income

(In Millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$22.0	$20.2	$53.3	$39.1
Depreciation, depletion and amortization	48.2	52.7	92.5	107.5
Amortization of coal supply agreements (credit)	(3.3)	(23.1)	(9.4)	(46.5)
Interest expense	11.5	11.2	22.9	22.2
Amortization of deferred financing costs	0.7	0.7	1.4	1.5
Surety bond and letter of credit fees	1.8	2.5	3.3	4.9
Interest income	(0.8)	(0.2)	(1.2)	(0.4)
Income tax expense	2.5	13.0	10.4	25.3

EBITDA	$82.6	$77.0	$173.2	$153.6
Adjustments per Credit Agreement:
One-time non-cash charges (credits) resulting from purchase accounting:
Effect on cost of coal sales from market valuation of inventories
Overburden removal included in depreciation, depletion and amortization	—	(4.0)	—	(11.6)
Accretion on asset retirement obligations	2.2	2.0	4.1	4.1
Non-cash stock based compensation expense	0.6	0.1	1.4	0.4
Other	1.2	0.3	1.5	0.5

Adjusted EBITDA per Credit Agreement for current quarter	$86.6	$75.4	$180.2	$147.0

Adjusted EBITDA per Credit Agreement for year ended December 31, 2005 and 2004, respectively			309.6	152.5
Adjusted EBITDA per Credit Agreement for six months ended June 30, 2005 and 2004, respectively			(147.0)	(86.4)

Adjusted EBITDA per Credit Agreement for the twelve months ended June 30, 2006 and 2005, respectively			$342.8	$213.1

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.